HUBCO, INC.                              MSB Bancorp, Inc.
1000 MacArthur Blvd.                     35 Matthews Street
Mahwah, NJ 07430                         Goshen, New York 10924
(NASDAQ:HUBC)                            (AMEX: MBB)

FOR FURTHER INFORMATION CONTACT:
Kenneth T. Neilson, Chairman             William C. Myers, Chairman
Pres. & CEO - (201) 236-2631             Pres. & CEO
Joseph F. Hurley, Executive              Anthony J. Fabiano, Senior
Vice President & CFO                     Vice President & CFO
(201) 236-6141                           (914) 294-8100 ext. 1401/1404

FOR IMMEDIATE RELEASE
December 16, 1997

HUBCO, INC. AND MSB BANCORP, INC. SIGN A DEFINITIVE MERGER AGREEMENT

         Mahwah, New Jersey; Goshen, New York -- December 16, 1997 -- HUBCO, Inc. (NASDAQ:HUBC), and MSB Bancorp, Inc. (AMEX:MSBB) today announced the signing of a definitive merger agreement. MSB Bancorp is the holding company for MSB Bank, a $774 million asset institution headquartered in Goshen, New York. It operates 16 branches in Orange, Putnam and Sullivan Counties in New York.

         Under the terms of the agreement MSB Bancorp, Inc. will be merged into HUBCO, Inc. It is expected that MSB Bank will be merged into Bank of the Hudson, HUBCO's New York subsidiary following the Poughkeepsie Financial acquisition. Under the terms of the merger agreement each share of MSB common stock will be exchanged for HUBCO common stock with a value of $36.02, provided that the median closing HUBCO stock price during a 10-day pricing period ending on the day the parties receive final federal bank regulatory approval, is between $34.97 and $37.13. If the median closing HUBCO stock price during this period is greater than $37.13 the exchange ratio will be .97 and if it is less than $34.97 the exchange ratio will be 1.03 shares. MSB has certain rights to terminate the agreement if the median closing HUBCO price during the pricing period is less than $27.00 per share unless HUBCO agrees to deliver shares of HUBCO common stock having a value of $27.81 in exchange for each share of MSB common stock.

         The price of $36.02 per share equates to a value of $115 million or 163% of book value, 267% of tangible book value and 32 times MSB's annualized nine month earnings. The price represents a deposit premium of approximately 6% as measured relative to total equity and 10% as measured relative to tangible equity.

         In connection with the execution of the merger agreement, MSB has issued an option to HUBCO which, under certain defined circumstances, would enable HUBCO to purchase up to 600,000 shares of authorized and unissued MSB common stock at a price of $29.00 per share. The transaction, which is expected to close in the second quarter of 1998, is expected to be treated as a tax-free exchange to holders of MSB stock and accounted for as a pooling of interests.

         This will be HUBCO's twenty-first acquisition in seven years and will expand HUBCO's New York subsidiary to $1.6 billion in assets with 32 banking offices. Bank of the Hudson will have the number one market share in Orange County, one of New York's fasted growing counties, as well as in Dutchess County.

         Upon closing, William C. Myers, President and Chief Executive Office of MSB, will become Vice Chairman and President of the Southern Region of Bank of the Hudson. Mr. Myers remarked, "The past two years have been a dynamic and eventful time for MSB Bancorp, culminating with the agreement to merge with HUBCO. I am proud of the progress we have made in building a vibrant banking franchise to serve the financial needs of the people of New York. It is gratifying to have created value for our shareholders."

         "We are delighted that this merger will expand our anticipated New York presence into five counties," stated Kenneth T. Neilson, HUBCO's Chairman, President and Chief Executive Officer. "We will continue to focus on providing personalized local service to our customers and communities while adding many additional products and services including a full line of business products."

         Consummation of the merger is subject to approval by bank regulatory authorities and the shareholders of MSB Bancorp as well as other customary conditions,

         HUBCO, Inc. is a $3 billion bank holding company which currently owns commercial banks in New Jersey and Connecticut. HUBCO's principal subsidiaries are Hudson United Bank, a $1.7 billion asset institution with 57 banking offices in New Jersey, and Lafayette American Bank, a $1.3 billion asset institution with 27 banking offices in Connecticut. Acquisitions of The Bank of Southington in Connecticut, Security National Bank in New Jersey and Poughkeepsie Financial Corp. in New York are in process and are all expected to close in the first quarter of 1998. Subsequent to the closing of all pending acquisitions, HUBCO's total assets will be $4.9 billion. HUBCO, Inc. offers a full array of innovative products and services for the retail and commercial market, including imaged checking accounts, 24 hour telephone banking, loans by phone, international services, alternative investments, insurance products, trust services and a wide variety of deposit and loan products.

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